UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 6, 2008
SUNRISE SENIOR LIVING, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16499	54-1746596
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)
7902 Westpark Drive
McLean, Virginia 22102
(Address of principal executive offices) (Zip Code)
(703) 273-7500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On May 7, 2008, 16 wholly-owned subsidiaries (the “Borrowers”) of Sunrise Senior Living, Inc. (the “Company”) incurred mortgage indebtedness in the aggregate principal amount of approximately $106.7 million from Capmark Bank (“Lender”) as lender and servicer pursuant to 16 separate cross-collateralized, cross-defaulted mortgage loans (collectively, the “mortgage loans”). Shortly after the closing, the Lender will assign the mortgage loans to Fannie Mae. The mortgage loans bear interest at a variable rate equal to the “Discount” (which is the difference between the loan amount and the price at which Fannie Mae is able to sell its three-month rolling discount mortgage backed securities) plus 2.27% per annum, require monthly principal payments based on a 30-year amortization schedule (using an interest rate of 5.92%) and mature on June 1, 2013.
     In connection with the mortgage loans, the Company entered into interest rate protection agreements that provide for payments to the Company in the event the LIBOR rate exceeds 5.6145%, pursuant to an interest rate cap purchased on May 7, 2008, by each Borrower from SMBC Derivative Products Limited. The LIBOR rate approximates, but is not exactly equal to the “Discount” rate that is used in determining the interest rate on the mortgage loans; consequently, in the event the “Discount” rate exceeds the LIBOR rate, payments under the interest rate cap may not afford the Borrowers complete interest rate protection. The Borrowers purchased the rate cap for an initial period of three years for a cost of $278,339 (including fees) and have placed in escrow the amount of $741,510 to purchase additional interest rate caps to cover years four and five of the mortgage loans which amount will be returned to the Company in the event the mortgage loans are prepaid prior to the end of the third loan year.
     Each mortgage loan is secured by a senior housing facility owned by the applicable Borrower (which facility also secures the other 15 mortgage loans as well), as well as the interest rate cap described above. In addition, the Company’s management agreement with respect to each of the facilities is subordinate to the mortgage loan encumbering such facility. In connection with the mortgage loans, the Company received net proceeds of approximately $103.1 million (after payment of lender fees, third party costs, escrows and other amounts).
     The mortgage loans may not be prepaid before May 8, 2009. Thereafter, each mortgage loan is prepayable at the end of each 3-month term of the then-current Fannie Mae discount mortgage backed security, upon payment by the Company of a pre-payment fee in the amount of 1% of the then-outstanding principal amount of the mortgage loan being prepaid (except during the last three months of the loan term when no prepayment premium is payable). In connection with a partial prepayment, the applicable senior housing facility securing the mortgage loan being prepaid may be released only upon the satisfaction of certain conditions, including
          (i) the remaining facilities have a 1.4 debt service coverage ratio (during the first 3 years of the loan term) or a 1.45 debt service coverage ratio (during the final 2 years of the loan term), in either case based on 12-months trailing net operating income and a fixed rate of interest of 5.92% per annum,
          (ii) not more than 30% of the then-outstanding principal balance (after prepayment) is secured by senior housing facilities located in a single state, and
          (iii) not more than 65% of the then-outstanding principal balance (after prepayment) is secured by senior housing facilities located in the states of Indiana, Michigan and Ohio.
In addition, one or more facilities may be sold and the individual mortgage loan assumed by the buyer so long as the foregoing (i), (ii) and (iii) are satisfied and the assumed mortgage loan has a 1.40 debt service coverage ratio (if the assumed mortgage loan is fixed rate) or a minimum debt service coverage determined by Lender (if the assumed mortgagee loan is variable rate) and the buyer is acceptable to the Lender.
     Each Borrower has the right to convert the interest rate on its mortgage loan to a fixed rate of interest equal to a then-effective Fannie Mae interest rate plus 1.2% per annum, subject to the satisfaction of certain conditions, including that the applicable facility has sufficient net operating income, as determined in accordance with Fannie Mae’s then applicable underwriting standards. In the event of a conversion, the converted note is prepayable only upon payment of the greater of 1% of the outstanding principal balance and the payment of a yield maintenance premium or, during the 4th through 6th month prior to the maturity date, upon payment of a prepayment premium of 1% of the outstanding principal balance. A conversion may result in an extension of the maturity date of the mortgage loan being converted depending, among other things, on the reference rate used to determine the fixed rate.
     The mortgage loans will become immediately due and payable, and the Lender will be entitled to interest on the unpaid principal sum at an increased rate, if any required payment is not paid on or prior to the date when due or on the happening of any other event of default including a misrepresentation by the applicable Borrower or the failure of the applicable Borrower to comply with the covenants contained in the mortgage loan documents. The mortgage loans contain various usual and customary covenants, including restrictions on transfers of the facilities and restrictions on transfers of direct or indirect interests in the Borrowers, and obligations regarding the payment of real property taxes, the maintenance of insurance, compliance with laws, maintenance of licenses in effect, use of the facilities only as permitted by the mortgage loan documents, entering into leases and occupancy agreements in accordance with the mortgage loan documents and preparation and delivery to Lender of the reports required by the mortgage loan documents. The mortgage loans are non-recourse to the Borrowers and the Company, but are subject to usual and customary exceptions to non-recourse liability for damage suffered by Lender for certain acts, including misapplication of rents, security deposits, insurance proceeds and condemnation awards, failure to comply with obligations relating to delivery of books, records and financial and other reports of Borrower, and fraud or material misrepresentation. The mortgage loans are full recourse to Borrower and the Company in the event of a Borrower’s acquisition of any property or operation of any business not permitted by the terms of the applicable mortgage or in the event of a violation of the transfer restrictions contained in the mortgages. During the term of the mortgage loans, the Company is required to maintain at all times (i) a net worth of not less than $100 million and (ii) cash and cash equivalents of not less than $25 million.
     The foregoing description of the mortgage loans are qualified in their entirety by the full terms and conditions of each mortgage, a form of which has been filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference, and each promissory note, a form of which has been filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.
     The Lender is also the construction lender on various venture properties, is the seller-servicer for permanent loans made by Freddie Mac to several ventures and is the delegated underwriter servicer for permanent loans made by Fannie Mae to several ventures.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On May 6, 2008, the Compensation Committee of the Board of Directors of the Company awarded Tiffany L. Tomasso, the Company’s Chief Operating Officer, a cash bonus for 2006 of $292,500, which equaled her target bonus for 2006 of 75% of her 2006 base salary. Using this bonus amount to recalculate her total compensation that was previously provided in the Summary Compensation Table included in the Company’s 2006 Form 10-K, her total compensation for 2006 was $1,198,856. No determination has yet been made as to the amount of any bonus for Ms. Tomasso for 2007.
     On May 6, 2008, the Compensation Committee also awarded Richard J. Nadeau, who became the Company’s Chief Financial Officer on September 6, 2007, a cash bonus for 2007 of $112,500, which equaled his target bonus of 75% of his 2007 base salary prorated for September through December 2007. In addition, on May 6, 2008, the Compensation Committee granted Mr. Nadeau a ten-year stock option for 54,394 shares of Company common stock at an exercise price of $22.42 per share, which equaled the closing price of the Company’s common stock on the date of grant. The option vests 50% immediately and 50% upon the Company becoming current in its periodic report filings with the Securities and Exchange Commission.

Item 9.01.	Financial Statements and Exhibits.
(a) Not applicable
(b) Not applicable

(c) Not applicable
(d) Exhibits.
10.1	Multifamily Mortgage, Assignment of Rents and Security Agreement

10.2	Discount MBS Multifamily Note

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNRISE SENIOR LIVING, INC.
Date: May 12, 2008	By:	/s/ Richard J. Nadeau
Richard J. Nadeau
Chief Financial Officer

Exhibit Index

Exhibit
No.	Description

10.1	Multifamily Mortgage, Assignment of Rents and Security Agreement

10.2	Discount MBS Multifamily Note